Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2005 relating to the financial statements of WilTel Communications Group, Inc., which appears in the Current Report on Form 8-K dated December 23, 2005.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
March 24, 2006